QUANEX BUILDING PRODUCTS CORPORATION
ANNUAL INCENTIVE AWARD AGREEMENT
[____________________]
Grantee

Date of Award:	[___________________]

Individual Annual Incentive Target:	Threshold: [__]% Target: [__]% Maximum: [__]%

ANNUAL INCENTIVE AWARD
1.GRANT OF ANNUAL INCENTIVE AWARD. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2020 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, an Annual Incentive Award under the Plan on the terms and conditions set forth in this Annual Incentive Award Agreement (this “Agreement”).
Under this Annual Incentive Award you have an opportunity to earn an incentive cash payment based upon the achievement of the Performance Goals assigned to you by the Committee for the one-year period beginning November 1, [__], and ending October 31, [__] (the “Performance Period”), as compared with the Threshold Milestone, Target Milestone and Maximum Milestone established for you by the Committee for the Performance Period.
2.    ACHIEVED INDIVIDUAL INCENTIVE. The aggregate amount payable to you under this Agreement as your Annual Incentive Award for the Performance Period is equal to your Achieved Individual Incentive for the Performance Period multiplied by your Salary (as defined below) for the Performance Period. The term “Achieved Individual Incentive” means the amount determined by the Committee using the following guidelines below:
2.1    If (a) the Target Milestones are achieved for the Performance Period (but the Maximum Milestones are not achieved for the Performance Period) and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive will be equal to the Individual Incentive Target set forth above multiplied by [number] [fraction] ____.
2.2    If (a) the Maximum Milestones are achieved for the Performance Period and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive will be equal to the Individual Incentive Target set forth above multiplied by [number] [fraction] ____.
2.3    If (a) the Threshold Milestones are achieved for the Performance Period (but the Target Milestones are not achieved for the Performance Period) and (b) you remain in the active employ of the Company Group through the last day of the Performance Period (except as otherwise provided in this Agreement), then the Achieved Individual Incentive will be equal to the Individual Incentive Target set forth above multiplied by [number] [fraction] ____.
2.4    If the performance standard achieved with respect to a particular Performance Goal is between the Threshold Milestone and the Target Milestone or between the Target Milestone and the Maximum Milestone, the applicable Achieved Individual Incentive shall be determined by interpolation.
For example, assume that the Committee grants an employee an annual incentive award under the Plan that is contingent upon achieving Performance Goal A and Performance Goal B, weighting the importance of the goals equally as 50% and 50%, respectively. The Committee establishes Threshold, Target and Maximum Milestones for each Performance Goal. The Individual Annual Incentive Target is 100% if the Target Milestones are met, 200% if the Maximum Milestones are met and 75% if the Threshold Milestones are met. Finally, assume that the employee earns a Salary of $100,000 during the Performance Period, is continuously employed by the Company throughout the Performance Period and achieves the Maximum Milestone for Performance Goal A, and precisely halfway between the Target and Maximum Milestones for Performance Goal B. The total amount payable to the employee under the award is $175,000, which is determined as follows: The amount payable to the employee with respect to Performance Goal A is $100,000 (50% (Performance Goal Percentage) x $100,000 (Salary) x 200% (Achieved Individual Incentive at “Maximum”) = $100,000), and the amount payable to the employee with respect to Performance Goal B is $75,000 (50% (Performance Goal Percentage) x $100,000 (Salary) x 150% (Achieved Individual Incentive interpolated halfway between “Target” and “Maximum”) = $75,000).
2.5    The term “Salary” means the cash amounts paid or payable by the Company Group to you as regular compensation for services rendered during the Performance Period (whether or not deferred), exclusive of bonuses, awards, severance payments, reimbursement of expenses, or fringe benefits.
2.6    The Committee may increase or decrease the amount payable under this Agreement in its sole discretion.
2.7    The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons.
3.    PAYMENT. Any amount payable to you pursuant to this Agreement will be paid to you by the legal entity that is a member of the Company Group and that is classified by the Company Group as your employer (the “Employer”) (or the Company, if applicable) as soon as practicable after the end of the Performance Period but no later than March 15 of the calendar year following the fiscal year in which the Performance Period ends (the “Payment Date”).
4.    SEPARATION FROM SERVICE/CHANGE IN CONTROL OF THE COMPANY. Notwithstanding anything to the contrary in this Agreement, the following provisions will apply in the event of your Separation from Service (within the meaning of Section 409A (your “Separation from Service”)) from the Company and all Affiliates (the “Company Group”), on or before the last day of the Performance Period.
4.1    Separation from Service Generally. Except as otherwise expressly provided to the contrary in this Section 4, in the event of your Separation from Service on or before the end of the Performance Period, all of your rights in this Agreement, including all rights to the Annual Incentive Award, will lapse and be completely forfeited without consideration on the date your employment terminates.
4.2    Change in Control. If a “Change in Control” (as defined in the Plan) of the Company occurs on or before the last day of the Performance Period, you do not incur a Separation from Service prior to that time, and the successor company in the Change in Control does not otherwise assume or substitute for the award granted hereby, then no later than ten (10) business days after the closing date of the Change in Control of the Company, the Company or its successor will pay to you an amount in cash equal to the product of (A) the Target Annual Incentive that would be paid to you under this Agreement and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the closing date of the Change in Control and the denominator of which is 365. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to the deferral of compensation and payment hereunder is subject to Section 409A, then the transaction or event with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A, and if it does not, and the payment does not meet any other exemption under Section 409A, then payment shall be made when it otherwise would have been made, notwithstanding the Change in Control.
If this award is assumed or substituted for in connection with a Change in Control, and if you incur an involuntary termination by the Company or its successor without Cause, or you voluntarily terminate employment for Good Reason, in each case following the effective date of a Change in Control of the Company and while the Performance Period associated with this Award is still in effect (or if the Performance Period is complete but the Award has not yet been paid), then this award shall vest in full (based on the Target Annual Incentive amount) upon such termination. For purposes of this Award, the following terms are defined as follows:
“Cause” means any action or inaction by you that constitutes (a) gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company; (b) any act of fraud, embezzlement or theft in connection with your duties or in the course of employment with the Company; (c) intentional wrongful damage to property of the Company; (d) a substantial failure by you to perform your duties after notice to you and a reasonable opportunity to cure; (e) your material breach of restrictive covenants contained in any Company policy or any agreement between you and the Company; or (f) your intentional wrongful disclosure of secret processes or confidential information of the Company.

“Good Reason” means, to the extent any such action has been taken without your written consent, the occurrence of any of the following events: (a) the Company or its successor assigns to you any duties materially inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control, or otherwise makes any material negative change in any such position, authority, duties or responsibilities; (b) the Company or its successor takes any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith; (c) the Company or its successor materially reduces your annual base salary or target annual bonus as in effect immediately before the occurrence of the Change in Control, other than as part of a reduction of less than ten percent (10%) that is applicable to all executives of the Company or its successor; or (d) the Company or its successor relocates your principal office more than fifty (50) miles from your principal office at the time of the Change in Control, provided that such relocation results in an increase to your daily commute time. A termination for Good Reason also requires that you give the Company written notice of the Good Reason facts and circumstances within sixty (60) days of after becoming aware (or should have become aware) of the applicable facts and circumstances, the Company has an opportunity to cure such circumstances within thirty (30) days after receipt of notice, and you must terminate employment within thirty (30) days after expiration of the Company’s opportunity to cure.
4.3    Disability. In the event of your Separation from Service due to your Disability on or before the last day of the Performance Period, you will be entitled to receive, on the Payment Date, a cash amount equal to the product of (1) and (2) where (1) is the amount you would have received under this Agreement if you had not incurred a Separation from Service before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period.
4.4    Death. In the event of your Separation from Service due to your death on or before the last day of the Performance Period, your estate will be entitled to receive, on the Payment Date, a cash amount equal to the product of (1) and (2) where (1) is the amount you would have received under this Agreement if you had not incurred a Separation from Service before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period.
4.5    Retirement. In the event of your Separation from Service due to your Retirement on or before the last day of the Performance Period, you will be entitled to receive a cash amount, on the Payment Date, equal to the product of (1) and (2) where (1) is the amount you would have received under this Agreement if you had not incurred a Separation from Service before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. For purposes of this Section 4.5 “Retirement” means your voluntary Separation from Service on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.
5.    TAX WITHHOLDING. To the extent that the receipt of this Agreement or payment pursuant to this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or Employer, as applicable, has a withholding obligation, you shall deliver to the Company or Employer at the time of such receipt or payment, as the case may be, such amount of money as the Company or Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company or Employer is authorized to withhold from any payment under this Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you by the Company Group any tax required to be withheld by reason of such taxable income, wages or compensation.
6.    NONTRANSFERABILITY. Your rights under this Agreement and to any Annual Incentive Award that may be payable to you under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby.
7.    CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Annual Incentive Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.
8.    NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.
9.    LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.
10.    REIMBURSEMENT OF EXECUTIVE COMPENSATION IN RESTATEMENT SITUATIONS. To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any payment to you under this Agreement when (a) the award payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement and (b) a lower payment would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which your cash payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results. If there are multiple performance metrics and one is more readily calculable to determine whether a lower payment should have been made, then the same ratio or percentage applicable for the readily calculable metric shall be applied to the other metric(s) so that the entire bonus amount is recovered on a pro-rata basis to the event. No reimbursement shall be required if such material restatement was caused by or resulted from any change in accounting policy or rules.
11.    AGREEMENT TO REPAYMENT OF PERFORMANCE BASED INCENTIVE COMPENSATION WHEN PAYMENTS ARE REQUIRED UNDER FEDERAL LAW OR THE RULES OF AN EXCHANGE. You acknowledge that the Company is a publicly-traded entity subject to the laws and regulations of the United States Securities and Exchange Commission, as well as the requirements of the New York Stock Exchange. You further acknowledge that the Company’s approved form agreements for performance-based incentive compensation granted to you contain certain “clawback” terms and provisions. You agree to the terms and conditions of any policy adopted by the Company to comply with, or any decision of the Company to adhere to, any requirement or policy of the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934 (the “Policy”) from this point forward for any grants made previously or in the future. Section 10D provides for the recovery of incentive-based compensation that has been erroneously granted, earned, vested or paid because of one or more errors that are material in the financial statements of the Company. To the extent such Policy requires the repayment or recovery of incentive-based compensation granted to, or earned or received by you, or in which you vested, whether granted, vested, earned or paid pursuant to any past or future award agreements or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, you agree to the forfeiture, recovery or repayment of such amounts to the extent required by such Policy.
12.    EMPLOYER LIABLE FOR PAYMENT. Except as the Committee may determine otherwise in connection with a Change in Control, the Employer (or the Company, as applicable) is liable for the payment of any amounts that become due under this Agreement.
13.    SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and all payments made hereunder are intended to meet the short-term deferral exception described under section 1.409A-1(b)(4) of the applicable Treasury regulations, or otherwise comply with, Section 409A, and this Agreement shall be interpreted so as to effect that intent. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.
14.    DELAYED PAYMENT IN CERTAIN CIRCUMSTANCES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IF YOU ARE A “SPECIFIED EMPLOYEE” (WITHIN THE MEANING OF SECTION 409A) AND THE COMPANY DETERMINES THAT A PAYMENT HEREUNDER IS NOT PERMITTED TO BE PAID ON THE DATE SPECIFIED WITHOUT THE IMPOSITION OF ADDITIONAL TAXES, INTEREST OR PENALTIES UNDER SECTION 409A, THEN NO PAYMENTS SHALL BE MADE TO YOU PURSUANT TO THIS AWARD DUE TO A SEPARATION FROM SERVICE FOR ANY REASON BEFORE THE EARLIER OF THE DATE THAT IS SIX MONTHS AND A DAY AFTER THE DATE ON WHICH YOU INCUR SUCH SEPARATION FROM SERVICE OR FIVE BUSINESS DAYS FOLLOWING THE DATE OF YOUR DEATH.
15.    MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on all successors and assigns of the Company.
In accepting the Annual Incentive Award set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

[Name]
[Title]

Annual Incentive Award